License Agreement

Parties: This agreement is between:

Licensor: Gregory Ruff of 6411 South Auer Street, Spokane WA 99223

Licensee: QE Brush Inc., a Nevada Corporation

Summary:

-Type of License: Exclusive

-Invention: 2 sided toothbrush

-Patent Royalty Rate: 20% of the Net Factory Sales Price.

-Option Granted: Licensor grants Licensee a 3 year exclusive term to market the toothbrush and in return, the licensee agrees to pay for patent, development, manufacturing and marketing costs of the QE Toothbrush.

Recitals:

Licensor is developing an invention having the above title and warrants that the licensor is in the process of filing a US patent application in the US Patent and Trademark Office and will take all the necessary steps in obtaining such said patent. Licensor does not warrant that they will be successful in obtaining such patent though. Whatever right the Licensor has or will obtain in the future, licensor grants this right and license to licensee.

Licensee desires to market the toothbrush exclusively for 3 years and in return, the licensee agrees to pay for patent, development, manufacturing and marketing costs of the QE Toothbrush.

If patent application continues with no reasons to deny the patent, Licensee will continue with the recitals made herein. If at any stage the patent application is unable to proceed to a patent license or becomes abandoned, licensee has the right to stop all patent, development, manufacturing and marketing costs of the QE Toothbrush and terminate this agreement. Licensor shall immediately notify licensee in writing of such an event. Licensee also has the right to continue if they so desire. However, no reimbursement of any kind for any costs incurred to date from licensee shall be given or demanded from licensor.

Assignment of obligations and Duties ; Either party may assign their obligations and duties to a 3rd party upon notification to the other party. Any sublicensee hereunder shall be bound by all the terms applying herein and shall be responsible for the obligations and duties of its sublicensees.

Late Payments: Payment from Licensee to Licensor shall be made semi-annually. If it is not timely paid, the unpaid balance shall bear interest at an annual rate of 10% until the delinquent balance is paid. Such interest shall be compounded monthly.

Net factory Sales Price: Net Factory Sales Price is defined as the gross factory selling price of Licensed Product, or the US importer’s gross selling price if Licensed Product is made abroad. Less usual trade discounts actually allowed, but not including advertising allowances or fees or commissions paid to employees or agents of Licensee. The Net Factory Sales Price shall not include packing costs, if itemized separately, import and export taxes, excise and other sales taxes, and custom duties, and 3) costs of insurance and transportation, if billed separately, from the place of manufacture if in the US., or from the place of importation if manufactures abroad, to the customers premises or next point of distribution or sale. Bona fide returns may be deducted from units shipped in computing the royalty payable after such returns are made.

Disclaimer and Hold Harmless:

A: Disclaimer of Warranty: Nothing herein shall be construed as a warranty or representation by Licensor as to the scope of validity of the above patent application or any patent issuing thereon.

B: Product Liability: Licensee shall hold licensor harmless from any product liability actions involving licensed product.

Termination:

A.
Default:  If Licensee fails to make any payment under this agreement or makes any other default under this agreement, Licensor has the right to terminate this agreement upon giving 3 months written notice.

B.	If Licensee goes into bankruptcy or receivership or insolvency, this agreement shall be terminable by Licensor.
C.
Antishelving: If Licensee discontinues its sales or manufacture of licensed product without the intent to resume, it shall notify the licensor in writing within one month whereupon the licensor has the right to terminate this agreement upon one months written notice. If licensee does not begin or stops to develop, manufacture or market the toothbrush, the Licensor has the right to terminate this agreement upon one months written notice unless the licensee can show that in good faith intends and is actually working to resume or begin manufacture or sales, and has a reasonable basis to justify such delay

Jurisdiction and Venue: The Laws of the State of Washington shall apply.

Arbitration and Mediation: If any dispute arises, the parties shall either arbitrate or mediate their disputes by a mediator approved by both parties.

No Challenge: Licensee has investigated Licensors product and shall not challenge, contest or impugn the validity of any stage of the patent process or patent when issued.

Entire Agreement: This agreement sets forth the entire understanding between the parties and supercedes any prior or contemporaneous oral understandings and any prior written agreements.

Licensor: : /s/Gregory Ruff        Date: 3/2/08

Title:      :  President

Licensee: /s/Gregory Ruff         Date: 3/2/08